UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Attune RTD
(Exact name of registrant as specified in its charter)

Nevada	32-0212241
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3700 B Tachevah Road
Palm Springs, California       92262
(Address of Principal Executive Offices)    (Zip Code)

2010 Equity Incentive Plan of Attune RTD
(Full title of the plans)

CORPORATE SERVICES GROUP, LLC
723 S CASINO CENTER BLVD 2ND FL
LAS VEGAS NV 89101
(Name and address of agent for service)

1-800-354-4004
 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer and “smaller reporting company” in rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☐
Accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0166 per share, issuable under the 2010 Equity Incentive Plan (1)	4,000,000	$0.50	$2,000,000	$142.60

(1) Represents shares we may issue pursuant to written agreement(s) for services rendered or to be rendered to us in accordance with the requirements to register securities on Form S-8 and pursuant to our 2010 Equity Incentive Plan.
(2) Computed pursuant to Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price.
(3) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the last sale reported as of June 17, 2010.
(4) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock issued pursuant under the 2010 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Class A Common Stock of Attune RTD.

Unless otherwise stated in this Registration Statement, references to "Attune RTD", "we", "our" and "us" refer to Attune RTD, a Nevada corporation.

PLAN INFORMATION

General Plan Information
We are registering four million (4,000,000) shares of its Class A Common Stock (the “Class A Shares”) on this Form S-8 Registration pursuant to its 2010 Equity Incentive Plan. Our Board of Directors has authorized the issuance of the Class A Shares to Employees upon effectiveness of this Registration Statement. For purposes of this Registration Statement and our 2010 Equity Incentive Plan, the term “Employee” includes any employee, director, consultant or advisor.

Plan Purpose
Our Equity Incentive Plan is to afford us a method of compensation for selected Employees and to advance our best interests by providing Employees with additional incentives to remain loyal and provide us with services by granting them shares of our Class A common Shares. We will issue the Class A Common Shares to Employees pursuant to written consulting and employment agreements and the 2010 Equity Incentive Plan. The 2010 Equity Incentive Plan has been approved by our Board of Directors. The Equity Incentive Plan is intended to compensate Employees for services rendered to us. The Employees who will participate in 2010 Equity Incentive Plan have agreed or will agree in the future to provide their expertise and advice to us for the purposes and consideration set forth in their written agreements pursuant to the 2010 Equity Incentive Plan. The services to be provided by the Employees will not be rendered in connection with: (i) capital-raising transactions; (ii) direct or indirect promotion of our Class A Common Shares; (iii) maintaining or stabilizing a market for our Class A Common Shares. Our Board of Directors may at any time alter, suspend or terminate the Equity Incentive Plan.

Should any individual affected by the Equity Incentive Plan desire additional information, they may contact:
Attune RTD
Shawn Davis, President
3700 B Tachevah Road
Telephone  760 323 0233

The 2010 Equity Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Securities to be Offered
We are registering 4,000,000 shares of our Class A Common Stock, $0.0166 par value per share (the "Class A Shares”), which may be issued by our Board of Directors from time to time to our Employees for services as allowed for securities registered on Form S-8.  See also Part II. Item 4. Description of Securities.

Employees who may Participate
We will issue Class A Common Shares to an Employee only if:
(1)	we have a written agreement with the Employee for services;
(2)	he or she is a natural person;
(3)	he or she provides bona fide services to us; and
(4)	the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for our securities.

Purchase of Securities Pursuant to the Equity Incentive Plan and Payment for Shares Offered
Employees shall have Class A Common Shares issued to them as full consideration for their services. Employees shall be deemed to have paid in full for the shares which they will receive as compensation for their services under our 2010 Equity Incentive Plan. Employees are permitted to receive an aggregate of four million (4,000,000) Class A Common Shares. The Class A Common Shares issued pursuant to our 2010 Equity Incentive Plan will be issued directly from our treasury and no fees, commissions or other charges will be paid by us to any party.

Resale Restrictions
All 4,000,000 Class A Common Shares being registered on this Registration Statement are available for resale as of the date of effectiveness of this registration statement, which is upon filing with the SEC.

Tax Effects of Employees Who Participate in the Equity Incentive Plan
Employees will realize income when they receive the Class A Common Shares, based on their agreement with us, and may realize a gain when they sell the Class A Common Shares, based on the sale price they receive versus the purchase price. We do not foresee a tax consequence for ourselves. The Equity Incentive Plan does not, to the best of our knowledge, qualify under Section 401(a) of the Internal Revenue Code.

Tax Treatment to Us
The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by us for federal income tax purposes in the taxable year during which we recognize income.

Investment of Funds
We will not receive funds in consideration of the Class A Common Shares. The Class A Common Shares are being issued in consideration for services rendered to us. We will not receive proceeds from the sale of the Class A Common Shares by the recipients of the Class A Common Shares.

Withdrawal From the Equity Incentive Plan; Assignment of Interest
No withdrawal or termination terms are currently contemplated. No assignment or hypothecation terms are currently contemplated, but we may permit at our sole discretion an assignment of the interests if Employees request to assign their interest to a third party; however, no assignment will be permitted to any person or entity performing services to us which relate to the offer or sale of our securities in a capital-raising transaction or the direct or indirect promotion or maintenance of a market for our common stock.

Forfeitures and Penalties
There is currently no contemplated forfeiture or penalty event.

Charges, Deductions and Liens
There are no charges or deductions currently contemplated. There are no creations of lien terms currently contemplated.

Available Information
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission. Reports and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet that contains reports, information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

We will provide additional information as required by Part I of Form S-8 to Employees as specified by Rule 428(b) (1) of the Securities Act.   We are not required to provide this information and/or documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Incorporation of Documents by Reference
The Securities and Exchange Commission (“SEC”) allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this Registration Statement. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until all of the shares covered by this Registration Statement have been sold or deregistered: (a) Our Form S-1 Registration Statement originally filed on December 8, 2009, amended on December 11, 2009, March 29, 2010,  and April 26, 2010, which was declared effective by the SEC on May 14, 2010; and (b) All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Common Stock
We are authorized to issue 59,000,000 shares of Class A Common stock.  As of the date of this registration statement, we had approximately 22,847,037 Class A Common Shares issued and outstanding.

Each one (1) share of Class A Common Stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders; however, after giving effect to votes represented by our Class B Preferred holders, the Class A Common Stock holders are unable to determine the outcome of any matters submitted to our shareholders. See heading captioned Class B Preferred Stock below.

Holders of our Class A Common Shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore after payment to our Class B Preferred holders.  We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Class A Common Stock Purchase Warrants
We presently have nine hundred thousand (900,000) Class A Common Stock Purchase Warrants outstanding (the “Class A Warrants”).  Each one (1) Class A Warrant entitles the holder to purchase one (1) share of our Class A Common Stock at the exercise price of forty cents ($.40) per share.  The Class A Warrants may be exercised by the Holder at any time prior to midnight on April 15, 2013.

Class B Preferred Stock
We are authorized to issue 1,000,000 shares of Class B preferred cumulative participating super voting stock, $0.0166 par value per share (the "Class B Preferred Stock"), all of which are issued and outstanding.

Each share of Class B Preferred Stock is entitled to 100 votes per share, either in person or by proxy, at all matters presented to a vote of our shareholders of any class.  Our officers, directors and holders of 5% or more of our outstanding common stock beneficially (the "Control Persons") own approximately 80.95% of our outstanding common stock and 100% or all 1,000,000 authorized shares of our Class B Preferred Stock which has 100 votes per share. Because the the Class B Preferred Stock in entitled to vote on all matters submitted to the holders of our Class A Common Stock, the Control Persons collectively hold 95.52% of the votes on all matters submitted to our stockholders.  As a result, the Control Persons effectively determine the outcome of all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transactions. The Control Persons also have the ability to delay or perhaps even block an unsolicited tender offer and could delay, deter or prevent a change in our control that the holders of the Class A Common shares might have viewed favorably.

The Class B Preferred Stock pays an annual dividend of 6%.

The Board of Directors is authorized without limitation to fix by resolution the dividend rights and dividend rates of our Class B Stock.

 Item 5.  Interests of Named Experts and Counsel.
The legality of the shares offered under this registration statement is being passed upon by Hamilton & Lehrer, P.A. Brenda Hamilton, the principal of Hamilton & Lehrer, P.A. will hold 100,000 shares of our common stock being registered, upon effectiveness of this registration statement.

Item 6.  Indemnification of Directors and Officers.
Nevada Revised Statute (NRS) 78.7502(1) provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS 78.7502(2) provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made if such a person has been adjudged by a court, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that a Nevada corporation must indemnify such persons under subsection 1 and to the extent that such persons have been successful on the merits or otherwise in defense of any action, suit or proceedings referred to in subsections 1 or 2, or in defense of any claim, issue or matter therein, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Our Amended Articles of Incorporation provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was our Director or Officer, or is or was serving at our request as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada and the State of California from time to time against all expenses, liability, and loss (including attorney’s fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. We are required to pay the expenses of the Officers and Directors incurred in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of our Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which our Directors, Officers, or representatives may have hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law, or otherwise, as well as their rights under this Article. Without limiting the application of the foregoing, the Stockholders or Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada and California, and may cause us to purchase and maintain insurance on behalf of any person who is or was our Director or Officer, or is or was serving at our request as our Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent, and shall incur to the benefit of the heirs, executors and administrators of such person.

Article 5 of our Bylaws also provides that No corporate director or officer shall be personally liable to us or our  stockholders for damages for breach of fiduciary duty as our director or officer except for acts or omissions involving intentional misconduct, fraud, a knowing violation of law or the payment of distributions in violation of Nevada Revised Statute Section 78.300, and our bylaws provide that we purchase insurance or make other financial arrangements for the payment of any liability or expenses assessed against such director of officer including his attorneys fees and costs of litigation. We may also purchase insurance or make other financial arrangements for the payment of any liability or expenses assessed against one of our directors, officers, employees or agents arising out of his or her services as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.    Exemptions from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
5.1   Opinion of Hamilton & Lehrer, P.A. as to the legality of the common stock registered hereby.
23.1 Consent of Salberg & Company, P.A
23.3 Consent of Hamilton & Lehrer, P.A. (included in Exhibit 5.1).
99.1 Attune RTD 2010 Equity Incentive Plan

Item 9.    Undertakings.
(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Palm Springs, State of California, on this 21st day of June 2010.

ATTUNE RTD

/s/ Shawn Davis	President	June 22, 2010
Shawn Davis

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Shawn Davis	Director, Principal Executive Officer	June 22, 2010
Shawn Davis

/s/ Thomas Bianco	Treasurer and Principal Financial Officer and	June 22, 2010
Thomas Bianco	Principal Accounting Officer, Director

/s/ Paul Davis	Vice President, Director	June 22, 2010
Paul Davis

/s/ Timothy Smith	Secretary	June 22, 2010
Timothy Smith

INDEX TO EXHIBITS

Exhibit Number Description
5.1   Opinion of Hamilton & Lehrer, P.A. as to the legality of the common stock registered hereby.
23.1 Consent of Salberg & Company, P.A
23.3 Consent of Hamilton & Lehrer, P.A. (included in Exhibit 5.1).
99.1 Attune RTD 2010 Equity Incentive Plan